Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

Forge Innovation Development Corp.

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 31, 2023, relating to the consolidated financial statements of Forge Innovation Development Corp. as of and for the years ended December 31, 2022 and 2021, which is included in the Annual Report on the Form 10-K filed on March 31, 2023. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

We also consent to the reference to us under the caption “Experts” in such Registration Statement.

/s/ Simon & Edward, LLP

Rowland Heights, California

June 16, 2023